Exhibit 5

Sun Life Assurance Company of Canada (U.S.)
One Sun Life Executive Park
Wellesley Hills, MA  02481

Re:	Sun Life Assurance Company of Canada (U.S.) Form S-3 Registration Statement with Respect to Market Value Adjusted Interests Under Compass G Deferred Annuity Contracts

Gentlemen and Ladies:

     I have acted as counsel to Sun Life Assurance Company of Canada (U.S.) ("the Company") in connection with the above-captioned registration statement (the "Registration Statement") with respect to the registration of certain market value adjusted interests under deferred annuity contracts (the "Contracts") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving this opinion, I have examined the Registration Statement and have examined such other documents and reviewed such questions of Delaware law as I considered necessary and appropriate. Based on such examination and review it is my opinion that:

     1.   The Company is a corporation duly organized and validly existing under the laws of the state of Delaware.

     2.   When issued, the Contracts will be duly authorized and will constitute validly issued and binding obligations of the Company in accordance with their terms under Delaware law.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Sandra M. DaDalt
Sandra M. DaDalt, Esq.

July 16, 2009